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                                                                    EXHIBIT 12

                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)
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                                              Six Months                 Years ended September 30
                                                ended       ----------------------------------------------------
                                            March 31, 1996    1995       1994       1993       1992       1991
                                            --------------  --------   --------   --------   --------   --------

Earnings:
  Pre-tax income from continuing operations    $127,254     $256,342   $118,325   $ 67,900   $116,599   $ 62,362
  Distributed income of affiliated companies      5,825       11,699      5,638      5,988      5,766      4,688
  Add fixed charges:
   Interest on indebtedness                      20,634       35,639     41,668     44,043     41,714     38,661
   Portion of rents representative of
     the interest factor                          2,278        5,515      5,879      4,838      4,933      5,715
                                               --------     --------   --------   --------   --------   --------
  Income as adjusted                           $155,991     $309,195   $171,510   $122,769   $169,012   $111,426

Fixed charges:
  Interest on indebtedness                     $ 20,634     $ 35,639   $ 41,668   $ 44,043   $ 41,714   $ 38,661
  Capitalized interest                                                                          3,963      8,745

  Portion of rents representative of
    the interest factor                           2,278        5,515      5,879      4,838      4,933      5,715
                                               --------     --------   --------   --------   --------   --------
  Total fixed charges                          $ 22,912     $ 41,154   $ 47,547   $ 48,881   $ 50,610   $ 53,121

  Ratio of earnings to fixed charges               6.81         7.51       3.61       2.51       3.34       2.10
                                               ========     ========   ========   ========   ========   ========

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